Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2018

FINANCIAL AND BUSINESS RESULTS

•	Preparations for EVOMELA® commercial launch in China underway, including hiring of the General Manager of Sales & Marketing
•	Chinese FDA (CFDA) Expert Advisory Committee meeting for EVOMELA® occurred on April 26, 2018; formal feedback regarding next steps in the accelerated regulatory process anticipated in the coming weeks
•	Acquired portfolio of 25 US FDA-approved abbreviated new drug applications (ANDAs) from Sandoz Inc.
•	$50 million capital raise in Q1 2018 to support CASI’s product and business advancement

ROCKVILLE, Md. (May 15, 2018) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world, today reported financial results for the first quarter and provided a review of recent accomplishments and anticipated upcoming milestones.

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, commented, “We have made significant progress in 2018, having acquired a portfolio of 25 US FDA-approved ANDAs from Sandoz, which has substantially broadened our product pipeline. The acquisition squarely enhances our strategic focus of capitalizing on the evolving CFDA landscape, which is expected to streamline and accelerate the approval process for high-quality generic products.”

Dr. Ren continued, “The capital raise announced in March leaves us well-positioned to drive forward with our EVOMELA® commercialization plans, and given the positive tenor of the April 2018 Center for Drug Evaluation (CDE) Expert Advisory Committee meeting, where no questions were posed and no new materials were requested, we remain encouraged that we will receive additional feedback from the CDE/CFDA regarding the EVOMELA® application in the coming weeks. We remain committed to developing a strong and robust product portfolio through licensing opportunities as well as seeking other advantageous relationships that will further expand our footprint in both the U.S. and in China.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850 Phone 240.864.2600 / Fax 301.315.2437

First Quarter and Recent Business Highlights

Company prepares for commercial launch of EVOMELA® in China – In March 2018, CASI hired Thomas Zhang as General Manager of its Sales & Marketing team in China and is currently building out a robust and experienced team in China to support commercial operations there. Mr. Zhang has over 20 years of commercial experience in China, and prior to joining CASI was responsible for the successful launch and commercialization of Herceptin® and Xeloda® at Shanghai Roche Pharmaceuticals Co., Ltd. A team of seasoned sales and marketing professionals are being hired in preparation for the launch of EVOMELA® following anticipated marketing authorization.

Update on advisory committee meeting notice from China Center for Drug Evaluation (CDE) – On April 26, 2018, the Center for Drug Evaluation (CDE), a group within the China FDA in charge of technical review, held a meeting of the Expert Advisory Anti-Tumor (Oncology) Drugs Committee (the “Advisory Committee”) to review the EVOMELA® application. In preparation for the Advisory Committee meeting, no additional questions were posed and the CDE requested no new analysis or materials. The Advisory Committee meeting did not include sponsor or public participants and the Advisory Committee will provide its recommendations directly to the CDE. CASI anticipates receiving feedback from the CDE/CFDA on the EVOMELA® application in the coming weeks.

Acquired portfolio of 25 US FDA-approved ANDAs from Sandoz Inc. – In January 2018, the Company announced the acquisition of a portfolio of 25 US FDA-approved ANDAs, plus four pipeline ANDA’s that are pending FDA approval. CASI intends to select and commercialize certain products from the portfolio that have a unique market opportunity and cost-effective manufacturing in China and/or in the U.S.

Announced $50 million private placement to new and existing investors – In March 2018, the Company announced a $50 million private placement (common stock with accompanying warrants). Existing stockholders or their affiliates, including IDG-Accel China Growth Fund III, ETP Global Fund LP, and new stockholders including Robert W. Duggan, former Chairman and CEO of Pharmacyclics Inc., led the financing.

Upcoming presentations – CASI will provide a corporate update at the 2018 BIO International Convention (Boston, MA June 4-7).

Financial Results for the Quarter ended March 31, 2018

Cash Position: As of March 31, 2018, CASI had cash and cash equivalents of $49.9 million.

R&D Expenses: R&D expenses for the quarter ended March 31, 2018 were $1.7 million compared to $1.0 million in 2017, an increase of $0.7 million. The increase in R&D expenses primarily reflects costs associated with the technology transfer activities and regulatory support associated with the recently acquired ANDA portfolio, including non-cash intangible amortization expense of $0.3 million.

G&A Expenses: G&A expenses for the quarter ended March 31, 2018 were $1.3 million compared to $0.6 million in 2017. The increase in G&A over the prior year is primarily attributed to an increase in salary, benefits and recruitment expense in China, largely related to sales and marketing efforts to prepare for the anticipated launch of the Company’s first commercial product in China, as well as other general and administrative functions. There were also increased costs associated with business development, investor and public relations activities, and an increase in legal and other professional services fees during the 2018 period.

Net Loss: The Company reported a net loss of ($3.6 million), or ($0.05) per share, for the quarter ended March 31, 2018. This compares with a net loss of ($1.7 million), or ($0.03) per share for the first quarter of 2017. The increase in net loss is primarily due to costs associated the technology transfer activities and regulatory support for our ANDA portfolio, the write-off of approximately $0.7 million due to acquired in-process R&D primarily related to ANDAs not approved by the FDA, and increased costs associated with G&A functions, including employment costs for sales and marketing efforts, increased business development and investor relations activities, as well as other professional service fees.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals, Inc.

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S.-based biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs); our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA® is proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

Herceptin® and Xeloda® are proprietary to F. Hoffman La Roche Ltd. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617 221 9005 BDoyle@troutgroup.com	MEDIA CONTACT: PressComm PR, LLC Jamie Lacey-Moreira 410.299.3310 jamielacey@presscommpr.com

(Financial Table Follows)

CASI Pharmaceuticals, Inc.

SUMMARY OF OPERATING RESULTS

Three Months Ended March 31,

	2018	2017

Total Revenues	$-	$-

Research & development	$1,697,232	$1,049,287

General & administrative	$1,303,122	$644,163

Acquired in-process research and development	$686,998	$-

Net loss	$(3,590,910)	$(1,700,182)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.03)

Weight average number of shares outstanding (basic and diluted)	71,215,000	60,196,574

Cash and cash equivalents	$49,887,600	$25,528,952

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